UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	95-2043126
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive
Falls Church, Virginia 22042
(Address, including zip code of Principal Executive Offices)

2011 OMNIBUS INCENTIVE PLAN
(Full Title of the Plan)

M. Louise Turilli, Esq.
Vice President, Corporate Governance/Employment and Secretary
3170 Fairview Park Drive
Falls Church, Virginia 22314
Telephone: (703) 876-1000
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated Filer ☒ Accelerated Filer ☐ Non-accelerated Filer ☐ Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00	8,300,000	$59.645	$495,053,500	$63,762.89
(1)  Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(2)  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h), and equal to the average of the high and low prices of the Common Stock on the New York Stock Exchange on February 3, 2014.

Explanatory Note

On August 13, 2013, the stockholders of the Company approved amendments to the 2011 Omnibus Incentive Plan that increased the number of shares available for issuance under the plan by 8,300,000. This registration statement is being filed to register such shares.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is included in the prospectus for the 2011 Omnibus Incentive Plan (the “Prospectus”), which the Registrant has elected not to file as part of this Registration Statement in accordance with the instruction to Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 29, 2013, as filed with the Commission on May 15, 2013;
2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2013, as filed with the Commission on January 31, 2014;

3.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2013, as filed with the Commission on October 31, 2013;

4.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2013, as filed with the Commission on August 7, 2013;

5.	The Registrant’s Current Report on Form 8-K dated February 7, 2014, as filed with the Commission on February 7, 2014;

6.	The Registrant’s Current Report on Form 8-K dated January 15, 2014, as filed with the Commission on January 15, 2014;

7.	The Registrant’s Current Report on Form 8-K dated December 11, 2013, as filed with the Commission on December 11, 2013;

8.	The Registrant’s Current Report on Form 8-K dated October 11, 2013, as filed with the Commission on October 17, 2013;

9.	The Registrant’s Current Report on Form 8-K dated October 4, 2013 and filed with the Commission on October 4, 2013;

10.	The Registrant’s Current Report on Form 8-K dated September 27, 2013 and filed with the Commission on October 4, 2013;

11.	The Registrant’s Current Report on Form 8-K dated August 13, 2013 and filed with the Commission on August 15, 2013;

12.	The description of the Registrant’s Common Stock set forth in the Registrant’s Registration Statement on Form 10, as amended.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that the Registrant has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Registrant files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock offered pursuant to the Prospectus will be passed upon for the Registrant by M. Louise Turilli, Vice President, Corporate Governance/Employment and Secretary of the Registrant. Ms. Turilli owns shares of the Registrant’s Common Stock.

Item 6.     Indemnification of Directors and Officers.

Section 78.7502 of the Nevada General Corporation Law (the “NGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.7502 of the NGCL further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of another corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. In the case of any action by or in the right of the corporation, no indemnification may be made for any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Section 78.7502 of the NGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The Registrant’s Restated Articles of Incorporation, as amended (the “Charter”), provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was or has agreed to become a director or officer of the Registrant, or is serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification of directors and officers shall be against all loss, liability and expenses actually and reasonably incurred by or on behalf of a director or officer in connection with such action, suit or proceeding, including any appeals; provided that with respect to any action, suit or proceeding initiated by a director or officer, the Registrant shall indemnify such director or officer only if the action, suit or proceeding was authorized by the Registrant's Board of Directors, except with respect to a suit for enforcement of rights to indemnification or advancement of expenses in accordance with the procedure therefor prescribed in the Charter.

The Charter also provides that the expenses of directors and officers incurred as a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding; provided that if applicable law so requires, the advance payment of expenses shall be made only upon receipt by the Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses under the Charter.

Under indemnification agreements entered into by the Company and each of its directors and officers, if an indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a claim by reason of (or arising in part out of) any event or occurrence related to the fact that indemnitee is or was a director or officer of the Company, the Company is required to indemnify the indemnitee to the fullest extent permitted by Nevada law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of such claim. If requested by an indemnitee in writing, the Company is required to advance to the indemnitee ahead of the final disposition of the claim any and all expenses (an “Expense Advance”).

The obligations of the Company to provide indemnification is subject to the condition that, except with respect to expense advances, the Board or other reviewing party under the Agreement shall have determined (in a written opinion, in any case in which the reviewing party is independent legal counsel, such as after a change in control) that indemnification is proper in the circumstances, and the obligation of the Company to make an expense advance is subject to the condition that, if, when and to the extent that it is ultimately determined by a court of competent jurisdiction that the indemnitee is not entitled to be indemnified by the Company under applicable law, the Company shall be entitled to be reimbursed by the indemnitee for all such amounts theretofore paid. However, if an indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that the indemnitee should be indemnified under applicable law, the indemnitee is not required to reimburse the Company for any expense advance until a final judicial determination is made with respect thereto.

The Company is also required to indemnify the indemnitee against any and all expenses (including attorneys’ fees) and, if requested in writing by the indemnitee, shall advance such expenses to the indemnitee, which are incurred by the indemnitee in connection with any action brought by the indemnitee for (i) the enforcement of the indemnification agreement or the Company’s Charter or its Bylaws relating to indemnification or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company.

The rights of the indemnitee hereunder are in addition to any other rights indemnitee may have under the Company’s Charter, its Bylaws, the Nevada Revised Statutes or otherwise.

The Registrant currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with or as a consequence of certain actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Registrant.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

4.1
Amended and Restated Articles of Incorporation filed with the Nevada Secretary of State on August 9, 2010 (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2010).

4.2	Amended and Restated Bylaws, effective February 7, 2012 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2012).

4.3	Certificate of Amendment to the Amended and Restated Bylaws, dated August 7, 2012 (incorporated by reference to Exhibit 3.2.1 to the Company's Current Report on Form 8-K (filed August 10, 2012).

4.4	2011 Omnibus Incentive Plan (incorporated by reference to Appendix C to the Company’s Definitive Proxy Statement, dated June 28, 2013, for the Annual Meeting of Stockholders held on August 13, 2013).

5.1	Opinion of M. Louise Turilli., Esq.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of M. Louise Turilli, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).
Item 9.     Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church in the State of Virginia, on this 7th day of February, 2014.

COMPUTER SCIENCES CORPORATION

  By /s/ J. Michael Lawrie
        J. Michael Lawrie
        President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.  Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints  Paul N. Saleh, William L. Deckelman, Jr., and M. Louise Turilli and each of them, as his attorney-in-fact to sign his name and on his behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Name and Signature	Title	Date
/s/ J. Michael Lawrie J. Michael Lawrie	President, Chief Executive Officer and Director (Principal Executive Officer)	February 7, 2014
/s/ Paul N. Saleh Paul N. Saleh	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 7, 2014
/s/ Thomas R. Colan Thomas R. Colan	Vice President and Controller (Principal Accounting Officer)	February 7, 2014
/s/ David J. Barram David J. Barram	Director	October 15, 2013
/s/ Erik Brynjolfsson Erik Brynjolfsson	Director	October 24, 2013
/s/ Rodney F. Chase Rodney F. Chase	Chairman of the Board of Directors	October 15, 2013
/s/ Nancy Killefer Nancy Killefer	Director	October 15, 2013
/s/ Brian P. MacDonald Brian P. MacDonald	Director	October 15, 2013
/s/ Chong Sup Park Chong Sup Park	Director	October 15, 2013
/s/ Lawrence A. Zimmerman Lawrence A. Zimmerman	Director	October 15, 2013

EXHIBIT INDEX

Exhibits identified in parentheses below are on file with the Commission and are incorporated by reference as exhibits hereto.

Exhibit No.	Description
4.1
Amended and Restated Articles of Incorporation filed with the Nevada Secretary of State on August 9, 2010 (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2010).

4.2	Amended and Restated Bylaws, effective February 7, 2012 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2012).
4.3	Certificate of Amendment to the Amended and Restated Bylaws, dated August 7, 2012 (incorporated by reference to Exhibit 3.2.1 to the Company's Current Report on Form 8-K (filed August 10, 2012).
4.4	2011 Omnibus Incentive Plan (incorporated by reference to Appendix C to the Company’s Definitive Proxy Statement, dated June 28, 2013, for the Annual Meeting of Stockholders held on August 13, 2013).
5.1	Opinion of M. Louise Turilli., Esq.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of M. Louise Turilli, Esq. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).